Employment Contract between Commercial Mutual Insurance Company and Successor Companies and John D.Reiersen

Assumptions:
1.	Mr. Reiersen will terminate his employment with The Robert Plan effective 11/10/06
2.	Commercial Mutual (CMIC) will make up lost salary and benefits currently being received by Mr. Reiersen from the Robert Plan.
3.	Mr. Reiersen will receive additional time off in each calendar year, and his salary level will be adjusted accordingly.
4.	Effective date of Contract November 13, 2006
5.
Title will be President & CEO through 12/31/09 at which time Mr. Reiersen will become a consultant to the Company. Mr. Reiersen's position as Consultant will be annually renewed subject to Board approval.

6.
Mr. Reiersen has the option of ending his position as President & CEO effective 12/31/08, subject to providing at least one year's prior notice of such election. Under this option, Mr. Reiersen will become a Consultant to the Company, effective 1/01/09.

Current salary and benefits:
Commercial Mutual Insurance Company
Salary $220,000. Current contract expires 12/31/07 Company life benefits of $100,000
Company DBL insurance
Company 401k plan
Dental insurance
Eligibility for CMIC profit sharing plan
25 time bank days
Acura MDX- Company car
Severance- One years pay-prorated in 2007.

Robert Plan-
Salary $75,000
Executive DBL Program
Dental Insurance
Life Insurance $75,000
Company pays 50% of supplementary life policy providing $380,000 in coverage
5 time bank days

Contract terms:
Period 11/13-12/31/06
Salary of $295,000
401k plan eligibility
Company life Insurance at $100,000 maximum
Payment of supplementary life insurance policy (approximately $2200 per year)
Time bank days- prorated days at 30 day level
Company holidays
Dental Insurance
Company DBL benefits
CMIC profit sharing plan eligibility
Company car- Acura MDX or equivalent
Severance one year's pay plus accrued time bank days

Period 1/1/07- 12/31/07- Mr. Reiersen's time bank days are increased to 40. A 5% or $15,000 pay increase will become effective 1/01/07. In return for the additional 10 time bank days, Mr. Reiersen will forgo $10,000 of that raise. Salary and benefits will be as follows:

Salary $300,000 per annum
40 time bank days
Company 401k plan
Company profit sharing plan as approved by Board
Company life insurance
Supplemental life insurance benefit
Company DBL program
Company dental benefits
Company car- MDX or equivalent
Company holidays
Severance pay- Up to 6/30/07- balance of the year, plus accrued time bank days. From
7/1/07- 6 months pay plus accrued time bank days

Period 1/1/08-12/31/08- Mr. Reiersen will commence working on a four-day a week basis with four weeks vacation. This will increase his time bank days to 68 for the year an increase of 28 days over 2007. Mr. Reiersen will receive a salary increase of 5%, effective 1/01/08 increasing his full-time salary to $325,500. In return for the additional time bank days Mr. Reiersen will forego $35,000 of his salary. Thus salary and benefits will be as follows:

Salary - $290,500
68 time bank days
Company 401 k plan

Company profit sharing plan as approved by Board
Company life insurance
Supplemental life insurance
Company DBL benefits
Company dental benefits
Company car MDX or equivalent
Company holidays
Severance Pay- 6 months pay plus accrued time bank days.

Period 1/1/09-12/31/09- During this period Mr. Reiersen will work on three-day week basis with four weeks vacation. This will require 116 time bank days or an increase of 66 days over the 2007 level of pay. Mr. Reiersen's salary will increase 5% effective 1/01/09 bringing gross full time salary to $342,000. In return for the additional time bank days, Mr. Reiersen will forego $85,500 of his full-time salary. Thus salary and benefits will be as follows:

Salary $256,500 per annum
116 time bank days
Company 401k plan
Company profit sharing plan as approved by Board
Company life insurance Supplemental life insurance Company DBL benefits
Company dental benefits
Company Car Acura MDX or equivalent
Company holidays
Severance pay- 6 months pay plus accrued time bank days.
Note: Accrued time bank days as of 12/31/09 plus any profit sharing due for 2009 profits, will be paid in 2010 by February 28, 2010.

Period 1/01/10 and subsequent years- Mr. Reiersen will receive an annual salary of $100,000 as Consultant to the Company.  Mr. Reiersen in addition to his responsibilities as a Board member will provide consulting services and other specified duties as established by the Board.  Mr. Reiersen will continue to be eligible for any employee profit sharing plan benefits established by the Board as well as participation in the Companies 401-k Plan. Should the Board decide to terminate Mr. Reiersen as Consultant of the Company, Mr. Reiersen shall receive a severance payment equal to $50% of his annual salary.

Other provisions:
1.	Accrued time bank days are capped at 50 days.
2.
Upon conversion of CMIC to a stock company, CMIC will become a part of the DCAP Group Inc. and Mr. Reiersen will be granted shares of DCAP stock upon such conversion, in an amount to be determined at such time.

3.	For the period 1/01/08- 12/31/09, should Mr. Reiersen decide to work more than a three or four day week his salary shall be adjusted accordingly.

4.
During the term of the above employment, including service as Chairman of the Board, and for a five-year period subsequent to termination of his employment, Mr. Reiersen shall not obtain employment or provide consulting services to any competitor or potential competitor of CMIC or its successor companies. Mr. Reiersen is forever precluded from assisting any other insurers in writing CMIC's unique product lines or in utilizing its unique underwriting or claims procedures. During the course of his employment and for a five-year period subsequent to his employment, Mr. Reiersen will be required to obtain written approval from the Board for any employment or consulting services to be provided to any other insurance company.

The above contract is agreed to by both parties to be effective on November 13, 2006.

/s/ John D. Reiersen               /s/ Barry B. Goldstein
John D. Reiersen                                                                Barry B. Goldstein
President & CEO                                                                Chairman of the Board
Commercial Mutual                                                            Commercial Mutual
Dated: September 13, 2006                                                Dated: September 13, 2006